Exhibit 4.26

EQUITY PLEDGE AGREEMENT

This Equity Pledge Agreement (this “Agreement”) is made and entered into by the parties below on September 3, 2020 in Beijing:

Pledgee:

Beijing Zhong Zhi Shi Zheng Data Information Technology Co., Ltd., a wholly foreign owned enterprise established in China with its registered address at Room 229, 2nd Floor, Building No. 14, South District of No. 46 Zhongguancun South Street, Haidian District, Beijing

Pledgor:

Jiatianxia Credit Management Co., Ltd., a limited liability company (solely funded by a legal person) incorporated in the People's Republic of China with its registered address at 12th Floor, Zhongchuanzhonggong Mansion, No.966 Qingsheng Road, Tianjin Pilot Free Trade Zone (Central Business District), Tianjin (Trusteeship No. 0192, Yujiabao Business Secretary Co., Ltd., Tianjin Free Trade Zone)

(The Pledgee and the Pledgor are hereinafter each referred to as a “Party,” and the Pledgee and the Pledgor, collectively, the “Parties.”)

The Pledgor pledges all of its equity interests in Shouzheng Credit Rating Co., Ltd. The pledge amount is the entire registered capital of the company held by the Pledgor, which is RMB 33,500,000 (registered capital of the company being RMB 50,000,000 as recorded on the business license of the company), and the target of the pledge is the 67% equity interest in the company, and the amount of the secured claim is RMB33,500,000 (i.e., securing 67% of the debts owed by the company to the Pledgee).

Whereas:

The Pledgor, Jiatianxia Credit Management Co., Ltd., holds 67% equity interests (i.e., RMB33,500,000 in registered capital) in Shouzheng Credit Rating Co., Ltd. (hereinafter referred to as “Shouzheng Credit Rating”). Shouzheng Credit Rating, a company registered in Beijing, China, is engaged in enterprise credit service, business management consulting, economic and trade consulting, technology development, promotion, transfer and technology service, computer system services, basic software services, application software services (excluding medical software), as well as data processing.

The Pledgee is a wholly foreign owned enterprise registered in Beijing, China, licensed by relevant government departments to lawfully engage in the business of development and production of computer multimedia system software; provision of electronic and information technology services; as well as sales of self-produced products. The Pledgee and Shouzheng Credit Rating which is owned by the Pledgor have entered into the Exclusive Technical Consultancy and Services Agreement (hereinafter referred to as the “Service Agreement”) on September 3, 2020.

In order to ensure that the Pledgee can collect consulting and services fees pursuant to the Service Agreement from Shouzheng Credit Rating which is owned by the Pledgor, the Pledgor hereby pledges all of its Equity Interests in Shouzheng Credit Rating (i.e., RMB33,500,000 in the company’s registered capital) to the Pledgee as a guarantee for the payment of the consulting and services fees under the Service Agreement. The amount of the secured claim is RMB33,500,000 (i.e., securing 67% of the debts owed by the company to the Pledgee).

NOW, THEREFORE, the Pledgor and the Pledgee, through negotiations on the principle of equality, agree as follows:

1. Definition

Unless otherwise provided in this Agreement, the following terms shall have the following meanings:

1.1 Right of Pledge: as specified in Article 2 of this Agreement.

1.2 Equity Interests: 100% of the equity interests held by the Pledgor in Shouzheng Credit Rating, representing RMB33,500,000 in the registered capital.

1.3 Term of Pledge: the term specified in Article 3 hereunder.

1.4 Service Agreement: the Exclusive Technical Consultancy and Services Agreement entered into by Shouzheng Credit Rating and the Pledgee on September 3, 2020.

1.5 Breach of Agreement: any circumstance specified in Article 6.1 hereunder.

1.6 Notice of Breach: a notice sent by the Pledgee under this Agreement declaring a Breach of Agreement.

1.7 Terms not specifically defined hereunder shall have the same meaning as the corresponding terms contained in the Service Agreement.

2. Pledge and Right of Pledge

2.1 The Pledgor pledges all its Equity Interests in Shouzheng Credit Rating to the Pledgee. The Right of Pledge means the priority right enjoyed by the Pledgee to claim the consulting and services fees, which the Pledgee is entitled to under the Service Agreement from funds obtained through conversion, auction or sale of the Equity Interests that the Pledgor pledges to the Pledgee.

3. Term of Pledge

This Agreement shall become effective upon its execution by the authorized representatives of all Parties hereto on the date first written above. The pledge of Equity Interests under this Agreement shall come into force upon the date when the pledge of Equity Interests hereunder is recorded in accordance with applicable laws, and such pledge shall remain valid till September 3, 2030. The Term of Pledge can be extended for ten (10) years upon expiration, at the option of the Pledgee. Thereafter, the Pledgee is entitled to unilaterally extend the term of this Agreement, and the Pledgor must unconditionally consent to the Pledgee’s decision to extend the term of this Agreement.

During the Term of Pledge, the Pledgee is entitled to exercise its Right of Pledge should Shouzheng Credit Rating not disburse part or all of the consulting and services fees under the Service Agreement.

4. Custody of the Certificate for Pledge

4.1 During the Term of Pledge under this Agreement, the Pledgee shall keep in custody the investment certificates of the Equity Interests in Shouzheng Credit Rating and the register of shareholders of Shouzheng Credit Rating in which the pledge of the Equity Interests hereunder is recorded. Within one (1) week of the execution of this Agreement, the Pledgor shall deliver these aforesaid documents to the Pledgee.

4.2 The Pledgee is entitled to collect dividends arising out of the Equity Interests.

5. Representations and Warranties of the Pledgor

5.1 The Pledgor is a PRC citizen with full capacity for civil act, with full and independent legal status, and is legally competent to sign, deliver and perform this Agreement. The Pledgor can sue or be sued in a litigation.

5.2 The Pledgor is the lawful owner of the Equity Interests.

5.3 The Pledgor can sign this Agreement without the consent of any third party.

5.4 When exercising its Right of Pledge under this Agreement, the Pledgee shall not be interfered by any other party.

5.5            Except for the Right of Pledge, there are no other liens, pledges, mortgages, claims or other guarantee rights, or restrictions imposed by or belonging to any third party, in the Equity Interests.

5.6            Without the prior written consent of the Pledgee, the Pledgor shall not transfer the Equity Interests, nor shall it establish or permit to be established any liens, pledges, mortgages, claims or other guarantee rights, or restrictions in favor of any third party, that may affect the rights and interests of the Pledgee.

5.7            The Pledgor shall observe and comply with any and all provisions of laws and regulations concerning the pledge. Within five (5) days after receiving any notice or decree issued or provided by relevant authorities, the Pledgor shall present such notice or decree to the Pledgee, and issue opinion on the aforesaid matters upon the reasonable request of the Pledgee.

5.8            The Pledgor shall promptly notify the Pledgee of any event or circumstance that may affect the Equity Interests pledged, change any of the Pledgor’s warranties and obligations, or affect the performance of the Pledgor’s obligations hereunder.

5.9            The Pledgor hereby agrees that the Right of Pledge to be exercised by the Pledgee shall not be disrupted or impaired by the Pledgor, the Pledgor’s successors, or trustees, or any other person.

5.10     The Pledgor has full power to sign, deliver and perform this Agreement. This Agreement shall be signed and delivered by the Pledgor legally and properly. This Agreement shall be binding upon the Pledgor and may be enforced against the Pledgor in accordance with the terms and conditions hereunder.

5.11     The Pledgor shall complete the procedures for registration and filing with the relevant government departments, including but not limited to the State Administration of Industry and Commerce in China (if needed).

5.12     In the interests of the Pledgee, the Pledgor shall observe and perform all of the aforesaid warranties, undertakings, agreements, representations and conditions. Should the Pledgor not perform or fully perform such warranties, undertakings, agreements, representations and conditions, it shall be liable for damages to the Pledgee for any loss suffered by the Pledgee arising therefrom.

6.                   Breach of Agreement

6.1            Any of the following events shall be deemed a Breach of Agreement:

6.1.1           Shouzheng Credit Rating fails to promptly disburse the total consulting and services fees under the Service Agreement.

6.1.2           Any of the representations and warranties contained in Article 5 are materially misleading or false, and/or the Pledgor breaches any of the representations and warranties contained in Article 5.

6.1.3           The Pledgor breaches any of the terms and conditions of this Agreement.

6.1.4           Unless otherwise agreed under Article 5.6, the Pledgor forfeits the Equity Interests pledged or transfer such Equity Interests without the written consent of the Pledgee.

6.1.5           Any loan, guaranty, indemnification, undertaking or other responsibility that Shouzheng Credit Rating owes to any third party (1) is requested to be repaid or performed in advance due to breach of contract by Shouzheng Credit Rating; or (2) is due but not repaid or performed by Shouzheng Credit Rating such that the Pledgee believes that the capacity of Shouzheng Credit Rating to perform its obligations has been affected thereby.

6.1.6           The Pledgor fails to repay any of their own debts.

6.1.7           This Agreement becomes illegal due to the publication of relevant laws or the Pledgor fails to continue performing their obligations hereunder.

6.1.8           Any consent, approval or authorization by government organizations required to render this Agreement enforceable, legal, or valid is rescinded, terminated, invalidated or materially amended.

6.1.9           Properties owned by the Pledgor has suffered an adverse change such that the Pledgee believes that the capacity of the Pledgor to perform its obligations has been adversely affected thereby.

6.1.10    The successor or custodian of Shouzheng Credit Rating performs only part of, or refuses to perform, the payment obligations under the Service Agreement.

6.1.11    The Pledgee is unable to exercise its Right of Pledge under the relevant laws.

6.2            The Pledgor shall notify the Pledgee in writing if the Pledgor becomes aware of, or finds out about, the occurrence of any of the events or circumstances specified in Article 6.1 or occurrences that may lead to the aforesaid events or circumstances.

6.3            Unless the events or circumstances specified in Articles 6.1 under this Agreement have been settled to the Pledgee’s satisfaction, the Pledgee may send a Notice of Breach in writing to the Pledgor at any time during or after a Breach of Agreement by the Pledgor, requesting the Pledgor to forthwith pay any and all debts under the Service Agreement and other debts due, or it may exercise its Right of Pledge in accordance with the provisions contained in Article 7 hereunder.

7.                   Exercise of Right of Pledge

7.1            Before repaying in full the consulting and services fees under the Service Agreement, the Pledgor shall not transfer the Equity Interests pledged without the written consent of the Pledgee.

7.2            The Pledgee shall send a Notice of Breach to the Pledgor when the Pledgee exercises its Right of Pledge.

7.3            The Pledgee can exercise its Right of Pledge when it sends a Notice of Breach or at any time after sending such Notice in accordance with the provisions contained in Article 6.3.

7.4            The Pledgee has priority in receiving repayment from funds obtained through conversion, auction or sale of part or all of the Equity Interests under this Agreement pursuant to legal procedures, until the consulting and services fees remaining unpaid under the Service Agreement and all other payments due have been paid off.

7.5            When the Pledgee exercises its Right of Pledge under this Agreement, the Pledgor shall not obstruct such exercise in any way and shall instead render any necessary assistance so that the Pledgee can realize its Right of Pledge.

8.                   Transfer

8.1            Unless previously consented to in writing by the Pledgee, none of the Pledgor shall have any right to donate or transfer the rights and obligations under this Agreement.

8.2            This Agreement shall be binding upon the Pledgor, the Pledgor’s successors and transferees of the Equity Interests pledged with the consent of the Pledgee, and shall remain a valid obligation on the Pledgee and any of its successors and transferees.

8.3            The Pledgee can transfer, at any time, any and all rights and obligations under the Service Agreement to any person designated by the Pledgee. Under such circumstances, the transferee shall have the same rights and obligations of the Pledgee under this Agreement as if it were a Party hereto. The Pledgor shall sign any relevant agreements and/or documents effecting such transfer upon the request of the Pledgee when the Pledgee transfers the aforesaid rights and obligations.

8.4            If the identity of the Pledgee or Pledgor changes due to the aforesaid transfer of the rights and obligations herein, the new parties involved in the pledge shall sign a new pledge agreement.

9.                   Termination

9.1            When the consulting and services fees under the Service Agreement are fully repaid and Shouzheng Credit Rating has performed all other obligations under the Service Agreement, this Agreement shall be terminated.

10.            Expenses

10.1     Any and all expenses relating to this Agreement, to the extent reasonable, including but not limited to the legal fees, production costs, stamp duties and any other taxes and expenses, shall be borne by the Pledgor. Should the Pledgee pay any such expenses or taxes, the Pledgor shall fully reimburse the Pledgee for the aforesaid expenses or taxes paid by the Pledgee.

10.2     The Pledgee may take any measure to claim from the Pledgor any such expenses or taxes arising under this Agreement or such other expenses or taxes that the Pledgor agreed to pay but has not yet paid. Any and all expenses (including but not limited to taxes and expenditures, handling charges, overhead expenses, legal costs, attorney’s fees and insurance premiums) arising out of the aforesaid claims shall be borne by the Pledgor.

11.            Force Majeure

11.1     “Force majeure” means any unforeseeable circumstance which is beyond the control of a Party, or any unavoidable event, even if foreseeable, as a result of which such Party is unable to perform its obligations, in whole or in part, under this Agreement. Such circumstances include, but are not limited to, any strike, factory closure, explosion, maritime peril, natural disaster, act by a public enemy, fire, flood, accident, war, riot, insurgence or any other similar event.

11.2     Should the affected Party be prevented from performing its obligations hereunder due to any force majeure event, the aforesaid obligations shall be suspended during the continuation of such force majeure event, and the time for performing such obligations shall be extended automatically until the force majeure event ends. The affected Party shall not be liable for its non-performance during the force majeure event.

11.3     Any Party encountering a force majeure event shall forthwith notify the other Parties in writing and supply proper evidence of the inception of the force majeure event and its continuing period. Such Party shall make every reasonable endeavor to mitigate the damages of such event of force majeure.

11.4     If a force majeure event occurs, the Parties shall forthwith negotiate a fair solution, and shall make any and all reasonable efforts to minimize the effects of any event of force majeure.

11.5     If the force majeure event lasts over ninety (90) days and the Parties fail to reach any agreement on a just solution, any of the Parties shall be entitled to terminate this Agreement. In case of termination of this Agreement pursuant to the aforesaid provision, none of the Parties shall have any rights or obligations subsequent thereto, but the rights and obligations of each Party arising hereunder before such termination shall not be affected.

12.            Dispute Resolution

12.1     The PRC law shall govern the execution, validity, interpretation, amendment, termination and resolution of disputes arising out of this Agreement. The PRC law referred to herein does not include the laws of Taiwan, the Hong Kong Special Administration Region or the Macau Special Administration Region.

12.2    Any dispute arising from or related to this Agreement shall be settled first through friendly negotiations. If such dispute cannot be settled within thirty (30) days after the start of negotiations, it shall be submitted to the China International Economic and Trade Arbitration Commission for arbitration and be arbitrated in Beijing, China in accordance with its arbitration rules when such arbitration application was submitted. The arbitral award shall be final and binding upon all Parties. Unless otherwise decided by the arbitration commission, arbitration fees and other expenses in relation to such arbitration shall be borne by the losing Party.

13.           Notice

13.1     Any notice or other communication sent by any Party shall be written in Chinese, and sent by mail or facsimile transmission to the addresses of the other Parties set forth below or to other designated addresses previously notified by any such other Party. If any Party changes its address, it shall notify the other Parties of such change in a timely and effective manner. The dates on which such notices are deemed to have been effectively given shall be determined as follows:

(A)            Notices given by personal delivery shall be deemed effectively given on the date of personal delivery;

(B)            Notices sent by registered airmail (postage prepaid) shall be deemed effectively given on the seventh (7th) day after the date on which they were mailed (as indicated by the postmark), or notices sent by a courier recognized by the Parties shall be deemed effectively given on the third (3rd) day after they were sent to such courier service agency; and

(C)            Notices sent by facsimile transmission shall be deemed effectively given on the first (1st) business day following the date of transmission, as indicated on the document.

Pledgee: Beijing Zhong Zhi Shi Zheng Data Information Technology Co., Ltd.
Address: Tower A, No. 20 Guogongzhuang Middle Street, Fengtai District, Beijing
Fax: [REDACTED]
Tel: [REDACTED]

Attention: Yu Huang

Pledgor: Jiatianxia Credit Management Co., Ltd.
Address: Tower A, No. 20 Guogongzhuang Middle Street, Fengtai District, Beijing
Fax: [REDACTED]
Tel: [REDACTED]

Attention: Yan Jiang

14.            Schedule

14.1     The schedules contained herein constitute an integral part of this Agreement.

15.            Effectiveness

15.1     This Agreement and any amendment, supplement or modification hereto shall be made in writing and come into force upon execution and seal of the Parties.

15.2     This Agreement is made in Chinese with five (5) copies.

[Signature Page to Equity Pledge Agreement]

Pledgee (Seal): Beijing Zhong Zhi Shi Zheng Data Information Technology Co., Ltd.

Legal representative or authorized agent
(Signature):	/s/ Yu Huang

Pledgor (Seal): Jiatianxia Credit Management Co., Ltd.

Legal representative or authorized agent
(Signature):	/s/ Yan Jiang

Date: September 3, 2020